Annual Meeting of Shareholders May 19, 2009 EXHIBIT 99

Market Capitalization: $400 million Total Assets: $2.21 billion Total Net Loans: $1.40 billion Total Deposits: $1.55 billion Number of Locations: 30 Community Bank Offices 15 Loan Production Offices 5 Administrative Offices Full-Time Employee Count: 633 Corporate Overview (at December 31, 2008)

Assets increased 33.5%,or $555.2 million to $2.21 billion Net loans increased 51.8%, or $477.8 million to $1.40 billion Deposits increased 19.3%, or $250.5 million to $1.55 billion Net income increased 13% to $5.7 million, to $0.24 basic and diluted earnings per share, prior to other-than-temporary impairment charge of $13.8 million due to mark to market adjustments Asset quality remains strong with lower net charge-offs compared to 2007 Paid annual dividends of $0.29 cents per share in 2008 2008 Highlights:

Ranked #4 in Market Share in Collin County FDIC Market Share Data as of June 30, 2008 Institution Name State (Hqtrd) Bank Class State/ Federal Charter No. of Offices Deposits $0 No. of Offices Deposits $0 Market Share BANK OF AMERICA NA NC N Federal 5,718 640,790,740 20 1,461,475 13.27% JPMORGAN CHASE BANK NA OH N Federal 3,146 459,901,157 29 1,106,843 10.05% LEGACYTEXAS BANK TX SM State 8 196,256 9 990,063 8.99% VIEWPOINT BANK TX SA Federal 13 514,696 16 936,494 8.51% FIRST NATIONAL BANK OF OMAHA NE N Federal 33 6,770,889 4 619,273 5.62% COMPASS BANK AL SM State 583 36,011,046 11 487,635 4.43% WASHINGTON MUTUAL BANK NV SA Federal 2,199 182,991,893 14 487,533 4.43% WELLS FARGO BANK NA SD N Federal 3,353 275,819,598 16 486,402 4.42% CAPITAL ONE NATIONAL ASSN VA N Federal 726 70,243,500 12 341,364 3.10% WACHOVIA BANK NATIONAL ASSN NC N Federal 3,327 397,419,437 11 339,563 3.08%

Recently Opened: NE Tarrant County - August 2008 Dallas Oak Cliff - October 2008 Grapevine - April 2009 Opening Dates: Frisco - May 2009 Wylie - Q3 2009 Community Bank Network Expansion

Enhanced Products & Services Introduced Absolute Checking - earn more just by using your account Account access is now as close as your cell phone with new Mobile Banking New Qwik Pay enhancements make paying your bills online faster and easier Walk into the dealership being pre-approved and check-in-hand with our Express Lane Auto Loans

Over 2,200 employee community volunteer hours in 2008- 2009 Commitment to financial education with more than 40 free classes held throughout the Dallas/FW area - topics ranging from 'Teach Kids to Save', 'Get Smart About Credit' to Identity Theft 2009 ABA Community Bank Award - Certificate of Recognition for Outstanding Service to Your Community Network of Community Ministries -Above and Beyond Award 2008 (for financial education) Kiwanis Club of Richardson's 2008 - 2009 Best in the Business Community Involvement and Local Recognition

Congratulations! Camille Ussery, VP/Private Client Services, named one of Collin County's 21 Leaders for the 21st Century Patti McKee, Chief Financial Officer, named finalist in the Dallas Business Journal's 2008 Best CFO Awards Kim Weaver-McDonald, VP CRA Officer, was responsible for leading the bank to an OUTSTANDING CRA rating from the Office of Thrift Supervision

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